EXHIBIT 10.2

UNITED STATES OF AMERICA

BEFORE THE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Jon Leibowitz, Chairman
J. Thomas Rosch Edith Ramirez Julie Brill Maureen K. Ohlhausen

)
In the Matter of	)
)
MOTOROLA MOBILITY LLC,	)	File Number 1210120
a limited liability company	)
)
and GOOGLE INC.,	)
a corporation.	)
)

AGREEMENT CONTAINING CONSENT ORDER

The Federal Trade Commission (“Commission”), having initiated an investigation of certain acts and practices of Google Inc. through its wholly owned subsidiary Motorola Mobility LLC, (hereinafter referred to as “Proposed Respondents”) and it now appearing that Proposed Respondents are willing to enter into this Agreement Containing Consent Orders (“Consent Agreement”):

IT IS HEREBY AGREED by and between Proposed Respondents, by their duly authorized officers and attorneys, and counsel for the Commission that:

1.	Proposed Respondent Google Inc. is a corporation organized, existing and doing business under and by virtue of the laws of the State of Delaware, with its principal place of business located at 1600 Amphitheatre Parkway, Mountain View, CA 94043. Proposed Respondent Motorola Mobility LLC is a wholly-owned subsidiary of Google Inc.

2.	Proposed Respondents admit all of the jurisdictional facts set forth in the draft Complaint here attached.

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In re Motorola Mobility and Google Inc.

3.	Proposed Respondents waive:

a.	any further procedural steps;

b.	the requirement that the Commission’s Decision and Order, attached hereto and made a part hereof, contain a statement of findings of fact and conclusions of law;

c.	all rights to seek judicial review or otherwise to challenge or contest the validity of the Decision and Order entered pursuant to this Consent Agreement; and

d.	any claim under the Equal Access to Justice Act.

4.	This Consent Agreement is for settlement purposes only and does not constitute an admission by Proposed Respondents that they have violated the law as alleged in the draft Complaint here attached, or that the facts as alleged in the draft Complaint, other than jurisdictional facts, are true.

5.	Not later than thirty (30) days after the date this Consent Agreement is signed by the Proposed Respondents, Proposed Respondents shall submit an initial report, pursuant to Section 2.33 of the Commission’s Rules, 16 C.F.R. § 2.33. Proposed Respondents shall submit subsequent reports every sixty (60) days thereafter until the Decision and Order becomes final. Each compliance report submitted shall describe in detail the manner in which the Proposed Respondents have complied, are complying and will comply with the Consent Agreement and the Decision and Order; and shall include information sufficient to demonstrate that all negotiations and license agreements pertaining to standard essential patents that have occurred or been entered into since the signing of the Consent Agreement or the previous compliance report, whichever is later, comply with the terms of the Decision and Order.

6.	Each report submitted pursuant to the preceding paragraph shall be verified by a notarized signature or sworn statement, or be self-verified in the manner set forth in 28 U.S.C. §1746. Section 2.41(a) of the Commission’s Rules of Practice requires that Proposed Respondents file an original and two copies of all compliance reports with the Commission. Proposed Respondents shall file, in hard copy, an original compliance report and one copy with the Secretary of the Commission, and shall electronically send one copy directly to the Bureau of Competition’s Compliance Division.

7.	If the Commission accepts this Consent Agreement, it, together with the draft Complaint, will be placed on the public record for a period of thirty (30) days and information in respect thereto publicly released. This Consent Agreement, and any compliance reports filed pursuant to this Consent Agreement, shall not become part of the public record of the proceeding unless and until the Commission accepts the Consent Agreement.

8.

If this Consent Agreement is accepted by the Commission, and if such acceptance is not subsequently withdrawn by the Commission pursuant to the provisions of Commission Rule 2.34, 16 C.F.R. § 2.34, the Commission may, without further notice to Proposed

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In re Motorola Mobility and Google Inc.

Respondents: (1) issue and serve its Complaint corresponding in form and substance with the draft Complaint here attached, (2) issue and serve the attached Decision and Order, and (3) make information public with respect thereto.

9.	When final, the Decision and Order shall have the same force and effect and may be altered, modified or set aside in the same manner and within the same time provided by statute for other orders. The Decision and Order shall become final upon service. Delivery of the Decision and Order to Proposed Respondents by any means specified in Commission Rule 4.4(a), 16 C.F.R.
§ 4.4(a) – including without limitation, delivery to an office within the United States of the Counsel for Proposed Respondents listed on this Consent Agreement – shall constitute service. Proposed Respondents waive any right they may have to any other manner of service. Proposed Respondents also waive any right they may otherwise have to service of any Appendices attached or incorporated by reference into the Decision and Order if Proposed Respondents are already in possession of copies of such Appendices; and Proposed Respondents further agree that they are bound to comply with and will comply with the Decision and Order to the same extent as if they had been served with copies of such Appendices.

10.	The Complaint may be used in construing the terms of the Decision and Order, and no agreement, understanding, representation, or interpretation not contained in the Decision and Order, or the Consent Agreement may be used to limit or contradict the terms of the Decision and Order.

11.	By signing this Consent Agreement, Proposed Respondents represent and warrant that they can fulfill the terms of the Consent Agreement and accomplish the full relief contemplated by the Decision and Order and that all parents, subsidiaries, affiliates, and successors necessary to effectuate the full relief contemplated by this Consent Agreement are within the control of Proposed Respondents and are bound thereby as if they had signed this Consent Agreement and were made parties to this proceeding and to the Order.

12.	Proposed Respondents have read the draft Complaint and the Decision and Order contained in this Consent Agreement. Proposed Respondents understand that once the Decision and Order has been issued, Proposed Respondents will be required to file one or more compliance reports showing that they have fully complied with the Decision and Order.

13.	Proposed Respondents agree to comply with the terms of the proposed Decision and Order from the date this Consent Agreement is signed. Proposed Respondents further understand that they may be liable for civil penalties in the amount provided by law for each violation of the Decision and Order after it becomes final.

ACCO

In re Motorola Mobility and Google Inc.

MOTOROLA MOBILITY LLC	FEDERAL TRADE COMMISSION

/s/ Dennis Woodside	/s/ Peggy Bayer Femenella
Dennis Woodside
Chief Executive Officer, President & Secretary	Peggy Bayer Femenella
Motorola Mobility LLC	Attorney Bureau of Competition

Dated: 12/27/2012
APPROVED:

GOOGLE INC.

/s/ Donald Harrison	/s/ Nicholas A. Widnell
Donald Harrison
Vice President, Deputy General Counsel & Assistant Secretary	Nicholas A. Widnell Deputy Assistant Director
Google Inc.

Dated: 12/27/12
/s/ Melanie Sabo
Melanie Sabo Assistant Director

COUNSEL

/s/ John D. Harkrider	/s/ Peter J. Levitas
John D. Harkrider	Peter J. Levitas
Axinn, Veltrop & Harkrider LLP	Deputy Director
Counsel for Google Inc. and
Motorola Mobility LLC	/s/ Richard A. Feinstein
Dated: 12/30/12	Richard A. Feinstein Director Bureau of Competition

1210120

UNITED STATES OF AMERICA

BEFORE THE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Jon Leibowitz, Chairman
J. Thomas Rosch
Edith Ramirez
Julie Brill
Maureen K. Ohlhausen

)
In the Matter of	)
)
MOTOROLA MOBILITY LLC,	)
a limited liability company,	)
)
and GOOGLE INC.,	)	DOCKET NO. C-
a corporation.	)
)
)
)

COMPLAINT

Pursuant to Section 5 of the Federal Trade Commission Act, 15 U.S.C. § 45 (“FTC Act”), and by virtue of the authority vested in it by said Act, the Federal Trade Commission, having reason to believe that Respondent Google Inc. (“Google” or “Respondent”) has engaged in conduct that violates the provisions of said Act, and it appearing to the Commission that a proceeding by it in respect thereof would be in the public interest, hereby issues this Complaint stating its charges in that respect as follows:

Nature of the Case

1.	Through this action, the Commission challenges a course of conduct, whereby Google, and its predecessor in interest, Motorola Mobility, Inc. (“Motorola”), engaged in unfair methods of competition and unfair acts or practices by breaching its commitments to standard-setting organizations (“SSOs”) to license its standard essential patents (“SEPs”) on fair, reasonable, and non-discriminatory (“FRAND”) terms. Google violated its FRAND commitments by seeking to enjoin and exclude willing licensees of its FRAND- encumbered SEPs.

2.	Manufacturers ensure compatibility for consumer electronic devices by agreeing on standards based on shared technologies that incorporate patents. These standards encourage adoption of a common platform among rival producers, which in turn fosters

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competition among these producers and spurs entry of complementary products. Holders of SEPs typically agree to license their patents royalty-free or on FRAND terms before the technology becomes part of the standard. When participants breach their FRAND commitments by engaging in patent hold-up and threatening to keep products out of the market, consumers and the competitive process will likely be harmed.

3.	Google’s conduct will harm consumers by either excluding products from the market entirely as a result of an injunction, or by leading to higher prices because manufacturers using Google’s SEPs would be forced, by the threat of an injunction, to pay higher royalty rates which would be passed on to consumers. This conduct will deter innovation by increasing the costs of manufacturing to a standard and undermining the integrity and value of the standard-setting process.

4.	Left unchecked, such conduct may in the future cause or threaten to cause substantial injury to competition and to consumers.

Respondents

5.	Respondent Motorola Mobility LLC (formerly Motorola Mobility Inc.), is a limited liability company with its principal place of business at 600 North U.S. Highway 45, Libertyville, IL 60048, and is a wholly-owned subsidiary of Respondent Google Inc.

6.	Respondent Google is a Delaware corporation with its principal office or place of business at 1600 Amphitheatre Parkway, Mountain View, CA 94043.

7.	Google is a global technology company. Among other things, Google owns and promotes the Android operating system for use in mobile devices such as cellular phones and tablet computers. Google also develops and sells, often through its subsidiary Motorola, mobile phones, tablet computers, and devices providing home internet access. Google owns an extensive patent portfolio, including patents that cover technologies used in wireless cellular voice and data transmission standards, standards for Wireless Local Area Networks (WLAN), and video compression standards.

8.	Google actively participates in numerous SSOs, including the Institute of Electrical and Electronics Engineers (“IEEE”), the European Telecommunications Standards Institute (“ETSI”), and the International Telecommunications Union (“ITU”). Collectively, this Complaint refers to these SSOs as the Relevant SSOs.

9.	At all times relevant herein, Google has been, and is now, a corporation as “corporation” is defined in Section 4 of the FTC Act, 15 U.S.C. § 44, and at all times relevant herein, Google has been, and is now, engaged in commerce as “commerce” is defined in the same provision.

Technology Standards Enhance Competition and Consumer Welfare

10.	Firms in the information technology and telecommunications industries frequently ensure interoperability of their products through voluntary standard setting conducted through

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SSOs. Interoperability standards can benefit consumers by increasing competition, innovation, product quality and choice.

11.	The Relevant SSOs publish technology standards that include cellular wireless communication standards such as GSM, EDGE, CDMA, UMTS, EV-DO and LTE (published by ETSI); the 802.11 WLAN standards (published by IEEE); and the H.264 video compression standards (published by ITU Telecommunications Standardization Sector). These are collectively referred to as the “Relevant Technology Standards” throughout this Complaint.

12.	Manufacturers seeking to market mobile phones, tablet computers, and “smart” devices providing internet access such as gaming systems, laptops, and set-top boxes, must typically comply with one or more of the Relevant Technology Standards.

Patent Hold-Up Undermines Standard Setting

13.	Inclusion of a patented technology into a standard can confer substantial market power on the holder of that patent. Prior to adoption of a standard, alternative technologies often compete to be included in the standard. Once a standard is adopted, implementers begin to make investments tied to the implementation of the standard. Because all of these participants may face substantial switching costs in abandoning initial designs and substituting a different technology, an entire industry may become “locked in” to a standard, giving a SEP owner the ability to demand and obtain royalty payments based not on the market value of its patents over alternative technologies, but on the costs and delays of switching away from the standardized technology.

14.	The increase in the value of the patent based on the switching costs after it becomes a SEP is known as its “hold-up” value. The owner of a SEP may have the power to engage in hold-up by extracting higher royalties or other licensing terms that reflect the absence of competitive alternatives. Consumers of the products using the standard would be harmed if those higher royalties were passed on in the form of higher prices. The threat of hold-up also tends to reduce the value of standard setting, leading firms to rely less on the standard-setting process and depriving consumers of the substantial procompetitive benefits of standard setting.

FRAND Commitments Mitigate the Risk of Hold-Up

15.	Requiring FRAND commitments is an important mechanism for SSOs and SSO participants to mitigate the risk of patent hold-up. A SEP-holder that makes a voluntary FRAND commitment promises to license its SEPs on fair and non-discriminatory terms to anyone willing to accept a license, i.e., a “willing licensee,” and thus relinquishes its right to exclude a willing licensee from using technologies covered by its SEPs to implement a standard.

16.	An implementer of a SEP is a willing licensee when it manifests its willingness to accept terms that are determined to be FRAND, either because such terms have been voluntarily negotiated or have been determined to be FRAND by a court or other neutral third party.

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17.	The Relevant SSOs generally take into account whether patents are subject to a FRAND commitment when determining which technology to incorporate into a standard, and require a patentee to disclose whether it commits to licensing its patents on FRAND terms. If a patentee refuses to make a FRAND commitment for a patent at the time the Relevant SSOs are deciding which technologies to include in a standard, the Relevant SSOs will generally not include the technology subject to that patent.

The Threat of Injunctive Relief Undermines the FRAND Commitment,

Reinstating the Risk of Patent Hold-Up

18.	After a FRAND commitment is made, the patentee and the implementer typically will negotiate a royalty and other license terms or, in the event they are unable to agree, may seek determination of reasonable terms by a judge or other neutral arbiter.

19.	A licensing negotiation that occurs under threat of an injunction or exclusion order, however, is weighted toward the patentee in a fashion inconsistent with the FRAND commitment. In the presence of an injunctive threat, the negotiation between a patentee and the implementer is linked to the implementer’s potential lost revenues from the sales of the enjoined products, rather than to the market value of the patent as compared to alternatives. This change in the stakes raises the maximum royalty rate the potential licensee is willing to pay, tending to push that rate upwards and out of the FRAND range.

Relevant Markets

20.	The relevant product market consists of the technology covered by any Google-owned SEP and all substitutes for that technology.

21.	The inclusion of MMI’s technology and the subsequent adoption of the Relevant Technology Standard by the industry eliminated viable technology alternatives for implementers and conferred monopoly power which otherwise would not have existed.

Motorola and Google Made Irrevocable FRAND Commitments

22.	Motorola has been a longstanding member of the Relevant SSOs and irrevocably committed to license on FRAND terms all of its SEPs incorporated in the Relevant Technology Standards. These FRAND commitments enabled the incorporation of Motorola’s patented technology into the Relevant Technology Standards.

23.	In reliance on Motorola’s FRAND commitments, implementers invested billions of dollars in designing and manufacturing products compliant with the Relevant Technology Standards.

24.	Upon acquiring Motorola, Google assumed the FRAND commitments made by Motorola and affirmed its obligation to abide by Motorola’s FRAND commitments.

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Google Violated its FRAND Commitments by Seeking to Enjoin

and Exclude Willing Licensees

25.	Motorola breached its FRAND obligations by seeking to enjoin and exclude implementers of its SEPs, including some of its competitors, from marketing products compliant with some or all of the Relevant Technology Standards. Google continued Motorola’s exclusionary campaign after acquiring Motorola. Google used these threats of exclusion orders and injunctions to enhance its bargaining leverage against willing licensees and demand licensing terms that tended to exceed the FRAND range. At all times relevant to this Complaint, these implementers were willing licensees of Google’s FRAND-encumbered SEPs.

26.	Motorola filed, and Google prosecuted, patent infringement claims before the United States International Trade Commission (“ITC”). The only remedy for patent infringement at the ITC is an exclusion order, and filing before the ITC on a FRAND- encumbered SEP therefore significantly raises the risk of patent hold-up.

27.	Motorola also filed for, and Google prosecuted, claims for injunctive relief related to its FRAND-encumbered SEPs in federal district court in parallel with its ITC filings. See Complaint, Motorola Mobility, Inc. v. Apple, Inc., No. 1:10-cv-6385, slip op. at 10 (E.D. Ill. Oct. 6, 2010); Complaint for Patent Infringement, Motorola Mobility, Inc. v. Microsoft Corp.,
No. 10-cv-699, slip op. at 8 (W.D. Wis. Nov. 10, 2010); Complaint for Patent Infringement, Motorola Mobility, Inc. v. Microsoft Corp., No. 10-cv-700, slip op. at 12 (W.D. Wis. Nov. 10, 2010); Complaint for Patent Infringement, Motorola Mobility, Inc. v. Microsoft Corp., No. 1:10-cv-24063, slip op. at 14 (S.D. Fla. Nov. 10, 2010).

The Likely Anticompetitive Effects of Google’s Conduct

Outweigh any Potential Benefits

28.	The likely anticompetitive effects of Google’s breach of its FRAND commitments include:

a.	Depriving end consumers of competing products that comply with the Relevant Technology Standards, including mobile phones, tablet computers, and “smart” devices providing internet access such as gaming systems, laptops, and set-top boxes;

b.	Increasing costs to produce consumer devices that comply with the Relevant Technology Standards, which manufacturers will likely pass through to consumers;

c.	Undermining the integrity and efficiency of the standard-setting process and decreasing the incentives to participate in the process and adopt published standards; and

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d.	Raising the costs of Google’s competitors and thereby dampening competition between Google and makers of competing products, including, but not limited to, mobile phone operating systems, mobile phones, video compression technologies, and devices providing home internet access.

29.	There is no legitimate efficiency justification sufficient to outweigh the harm to competition and consumers threatened by Google’s conduct.

Substantial Consumer Injury

30.	If Google’s practices are allowed to continue, many consumer electronics manufacturers will agree to pay unreasonable royalties simply to avoid an injunction or exclusion order. Manufacturers will likely pass on some portion of these costs to end consumers.

Violations Alleged

31.	Google’s conduct constitutes an unfair method of competition in violation of Section 5 of the FTC Act. This conduct, or the effects thereof, will continue or recur in the absence of appropriate relief.

32.	Google’s conduct is likely to cause substantial injury to consumers which is not reasonably avoidable by consumers themselves and is not outweighed by countervailing benefits to consumers or competition, and constitutes unfair acts or practices in violation of Section 5 of the FTC Act.

WHEREFORE, THE PREMISES CONSIDERED, the Federal Trade Commission on this     day of            , 2013, issues its Complaint against Respondent Motorola Mobility LLC and Respondent Google Inc.

By the Commission.

Donald S. Clark

Secretary

SEAL

6

1210120

UNITED STATES OF AMERICA

BEFORE THE FEDERAL TRADE COMMISSION

COMMISSIONERS:	Jon Leibowitz, Chairman
J. Thomas Rosch
Edith Ramirez
Julie Brill
Maureen K. Ohlhausen

)
In the Matter of	)
)
MOTOROLA MOBILITY LLC,	)
a limited liability company	)
)
and GOOGLE INC.,	)	Docket No. C-
a corporation	)
)
)
)

DECISION AND ORDER

The Federal Trade Commission (“Commission”), having initiated an investigation of certain acts and practices of Google Inc. and/or Motorola Mobility, Inc. (now Motorola Mobility LLC, a wholly-owned subsidiary of Respondent Google Inc.) (hereinafter referred to as “Respondents”), and Respondents having been furnished thereafter with a copy of a draft Complaint that the Bureau of Competition proposed to present to the Commission for its consideration and which, if issued by the Commission, would charge Respondents with violations of Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45; and

Respondents, their attorneys, and counsel for the Commission having thereafter executed an Agreement Containing Consent Order (“Consent Agreement”), containing admissions by Respondents of all the jurisdictional facts set forth in the aforesaid draft Complaint, a statement that the signing of said Consent Agreement is for settlement purposes only and does not constitute an admission by Respondents that the law has been violated as alleged in such Complaint, or that the facts as alleged in such Complaint, other than jurisdictional facts, are true, and waivers and other provisions as required by the Commission’s Rules; and

The Commission having thereafter considered the matter and having determined that it had reason to believe that Respondents have violated the said Act, and that a Complaint should issue stating its charges in that respect, and having accepted the executed Consent Agreement and placed such Consent Agreement on the public record for a period of thirty (30) days for the receipt and consideration of public comments, now in further conformity with the procedure described in Commission Rule 2.34, 16 C.F.R. § 2.34, the Commission hereby makes the following jurisdictional findings and issues the following Decision and Order (“Order”).

1.	Respondent Google Inc. is a corporation organized, existing, and doing business under and by virtue of the laws of Delaware, with its principal place of business at 1600 Amphitheatre Parkway, Mountain View, CA 94043.

2.	Respondent Motorola Mobility LLC (formerly Motorola Mobility, Inc.), is a limited liability company with its principal place of business at 600 North U.S. Highway 45, Libertyville, IL 60048, and is a wholly-owned subsidiary of Respondent Google Inc.

3.	The Federal Trade Commission has jurisdiction of the subject matter of this proceeding and of Respondents, and the proceeding is in the public interest.

ORDER

I.

IT IS ORDERED that, as used in this Order, the following definitions shall apply:

A.	“Respondents” means Google Inc. and Motorola Mobility LLC, and the directors, officers, employees, agents, representatives, successors, and assigns of each; and the joint ventures, subsidiaries, divisions, groups and affiliates controlled by Google Inc. or Motorola Mobility LLC and the respective directors, officers, employees, agents, representatives, successors, and assigns of each. For purposes of this Order, an action by or on behalf of either Respondent Google Inc. or Respondent Motorola Mobility LLC shall satisfy an obligation imposed on “Respondents.”

B.	“AAA” means the American Arbitration Association; a not-for-profit dispute resolution organization headquartered at 1633 Broadway, New York, NY 10019, www.adr.org. The International Centre for Dispute Resolution (“ICDR”) is a division of the AAA.

C.	“Action” means any proceeding whether legal, equitable, or administrative, in the United States or anywhere else in the world.

D.	“Binding Arbitration” means arbitration to establish a License Agreement that follows the procedures in Paragraph IV.B.2. of the Order and complies with the following:

1.	The arbitration is administered by a Potential Licensee’s choice of Qualified Arbitration Organization, or such other arbitration organization or ad hoc group of arbitrators that Respondents and the Potential Licensee mutually agree upon;

2.	Respondents and the Potential Licensee agree on the number and manner of selecting the arbitrators; however, if the parties cannot agree within sixty (60) days after the Potential Licensee accepts the offer of Binding Arbitration, either party may demand that the number and manner be determined by the process stated in the rules of the Qualified Arbitration Organization selected by the Potential Licensee, or if the applicable rules do not specify a selection method, that there be three arbitrators, with each party selecting one arbitrator and those arbitrators selecting the third;

3.	Respondents and the Potential Licensee agree upon the language and location for the arbitration; however, if the parties cannot agree within sixty (60) days after the Potential Licensee accepts the offer of Binding Arbitration, either party may demand that these matters be determined pursuant to the rules of the Qualified Arbitration Organization selected by the Potential Licensee;

4.	A party to the arbitration may condition its participation on the following:

a.	The field of use for patents licensed through arbitration is limited to uses covered by the applicable FRAND Commitment(s), and

b.	The arbitrator may require reasonable security, including an ongoing escrow of funds, if the arbitrator determines such security is necessary to ensure a party will fulfill the financial terms of an arbitrated License Agreement; and

5.	The arbitration is not conditioned on any terms or conditions not explicitly authorized by the Order; PROVIDED THAT, the arbitration may include any terms or conditions that are mutually agreed to by the parties.

E.	“Confirmation Letter” means the letter attached as Exhibit A to this Order, in which Respondents make a binding and irrevocable commitment, conditioned only on the Potential Licensee providing the same binding and irrevocable commitment, to (i) abide by all licensing terms set by a Final Ruling on the Potential Licensee’s Qualified Request for a FRAND Determination, (ii) to pay any royalties established through a Final Ruling on the Qualified Request for a FRAND Determination as if the relevant patents had been licensed at such royalty rates as of the date Potential Licensee filed the Qualified Request for a FRAND Determination, and (iii) identify those terms in the proposed License Agreement attached to the Confirmation Letter that (a) are being challenged through the Qualified Request for a FRAND Determination and (b) each party agrees to include in any final License Agreement between the parties that also includes the terms or royalty payments set by a Final Ruling in the Qualified Request for a FRAND Determination.

F.	“Court” means a judicial tribunal of appropriate jurisdiction in or outside of the United States.

G.

“Covered Injunctive Relief” means a ruling of any legal or administrative tribunal, whether in or outside of the United States, that does or would prevent any Third Party (or for the purposes of IV.F., any party) from making, using, selling, offering for sale, or importing any item based on alleged Infringement of a FRAND Patent. Covered Injunctive Relief includes, but is not limited to, an exclusion order issued by the United

States International Trade Commission under Section 337 of the Tariff Act as Amended, 19 U.S.C. § 1337, or an injunction order issued by a Court.

H.	“Essential” as to a particular Standard means “essential” as defined by the rules or policies of the SSO that published such Standard. If essential is not defined by the SSO that published a Standard (or is defined solely as “needed” or “necessary”), “Essential” shall have the meaning given in Section 15 (Definitions) of the ETSI Rules of Procedure, 30 November 2011 (attached as Exhibit C).

I.	“Final Ruling” means a decision by a Court from which no further appeals or reconsideration may be made.

J.	“FRAND Commitment” means a commitment to an SSO to license one or more Patent Claims Essential to a Standard on either royalty-free or fair, reasonable and non- discriminatory terms (or reasonable and non-discriminatory terms) pursuant to the policies of such SSO. FRAND Commitments include, but are not limited to:

1.	An undertaking to grant irrevocable licenses on fair, reasonable, and non-discriminatory terms and conditions to Essential IPR pursuant to the Intellectual Property Rights Policy of the European Telecommunications Standards Institute (“ETSI”);

2.	An Accepted Letter of Assurance as defined in the IEEE-SA Standards Board Bylaws of the Institute of Electrical and Electronics Engineers, Inc. (“IEEE”) to the extent the signatory of such assurance has selected option 1(a), 1(b) or 1(c) as they appear on the IEEE form Letter of Assurance posted on the IEEE website as of the date this Order is issued (or amended options substantially equivalent thereto); and

3.	A General Patent Statement and Licensing Declaration, or Patent Statement and Licensing Declaration, submitted to the Telecommunication Standardization Sector of the International Telecommunication Union (“ITU”) pursuant to the Guidelines for Implementation of the Common Patent Policy for ITU-T/ITU-R/ISO/IEC issued jointly by the International Electrotechnical Commission, the International Organization for Standardization and the International Telecommunication Union, to the extent that the declarant has selected option 1 or 2 as they appear on the form Declarations published on the ITU website as of the date this Order is issued (or amended options substantially equivalent thereto).

K.	“FRAND Patent” means a Patent Claim solely to the extent such Patent Claim is subject to a FRAND Commitment. A Patent Claim shall be considered a FRAND Patent only with respect to the practice of such claim implementing the Standard for which the relevant FRAND Commitment was made, and not with respect to the practice of such claim in any other way outside the scope of the relevant FRAND Commitment.

L.	“FRAND Terms Letter” means the letter attached as Exhibit B to this Order, in which Respondents make a binding irrevocable commitment to license the Potential Licensee’s relevant FRAND Patents on terms that are fair, reasonable and non-discriminatory on the condition that the Potential Licensee also make a binding commitment to license

Respondents’ relevant FRAND Patents on terms that are fair, reasonable and non- discriminatory.

M.	“Infringement of (or Infringing) a FRAND Patent” means a claim that a FRAND Patent is infringed based on the alleged infringer’s compliance with a Standard for which a FRAND Commitment including the FRAND Patent has been made.

N.	“JAMS” means JAMS, a private alternative dispute resolution provider with headquarters at 1920 Main Street, Suite 300, Irvine, CA 92614, www.jamsadr.com.

O.	“License Agreement” means an agreement to license patents that if executed would form a complete, binding, enforceable agreement between the signatories to license the patents included in such agreement.

P.	“Offer to Arbitrate” means a binding written offer delivered pursuant to the terms of Paragraph IV.B.2. of this Order to use Binding Arbitration to establish a License Agreement.

Q.	“Offer to License” means a binding written offer delivered pursuant to Paragraph IV.B.1. of this Order that contains either a License Agreement or a full description of all material commercial terms Respondents propose be included in a License Agreement, including but not limited to, royalties, other financial terms, defensive suspension or termination provisions, and any limitations on the scope or field of use of any intellectual property to be included in a proposed License Agreement.

R.	“Patent Claim” means one or more claims in issued patents or pending patent applications issued or pending in the United States or anywhere else in the world.

S.	“Potential Licensee” means a Third Party allegedly Infringing a FRAND Patent.

T.	“Qualified Arbitration Organization” means the following organizations and rules: (i) the AAA pursuant to its Commercial Arbitration Rules, or (ii) JAMS pursuant to its Comprehensive Arbitration Rules and Procedures; or, if the dispute involves a party domiciled outside the United States, (iii) the AAA’s ICDR pursuant to its International Arbitration Rules; or (iv) JAMS pursuant to its International Arbitration Rules.

U.	“Qualified Offers” mean an Offer to License and an Offer to Arbitrate, both of which comply with the terms of Paragraphs IV.B. and IV.D. of this Order.

V.	“Qualified Recipient” means a chief executive officer, general counsel, or outside legal counsel.

W.	“Qualified Request for a FRAND Determination” means a Request for a FRAND Determination that (i) is the first such Request filed after the date this Order was issued by a Potential Licensee against either Respondent that includes FRAND Patents Essential to a particular Standard, (ii) is a Request for a FRAND Determination filed within sixty (60) days of the dismissal of a prior Request that included the same Standard, if the dismissal was on Respondent’s motion for lack of personal jurisdiction or improper venue, or (iii) is a Request for a FRAND Determination filed within sixty (60) days of the dismissal of a prior Request that included the same Standard, if the dismissal was without prejudice and both Requests were filed in the same judicial district (and division, if applicable).

X.	“Reciprocity” as to an offer to license FRAND Patents for a particular Standard or Standards means “reciprocity” as defined in the FRAND Commitment or as defined by the SSO to which a FRAND Commitment covering the Standard has been made; or if not defined in the FRAND Commitment or by the relevant SSO, Reciprocity shall mean conditioning an offer to license FRAND Patents Essential to a Standard on receiving a cross-license to the licensee’s FRAND Patents Essential to the same Standard under terms and conditions consistent with the licensee’s FRAND Commitments covering such patents; provided that, if the relevant FRAND Commitment of either Respondents or a Potential Licensee commits to providing a royalty-free license based on reciprocity, such term shall be interpreted as conditioning the offer of a royalty-free license on receiving a royalty-free cross-license to FRAND Patents Essential to the same Standard.

Y.	“Request for a FRAND Determination” means a request filed in any United States District Court of competent jurisdiction that the court determine at least the royalty terms of a global license for use of Respondents’ FRAND Patents Essential to a Standard, to the extent the use of the relevant FRAND Patents is not covered by an existing license.

Z.	“Standard” means a standard published by an SSO, including mandatory and optional implementations provided in such standard. Standards include, but are not limited to, cellular wireless communication standards such as GSM, EDGE, UMTS and LTE (published by ETSI); the 802.11 WLAN standards (published by IEEE); and/or the H.264 video compression standards, CDMA2000, or EV-DO standards (published by ITU Telecommunications Standardization Sector).

AA.	“SSO” means a standard-setting organization, i.e., an organization that produces and/or maintains standards or specifications under a defined process. SSOs include but are not limited to, the European Telecommunications Standards Institute (“ETSI”), the Institute of Electrical and Electronics Engineers (“IEEE”), and the International Telecommunications Union (“ITU”).

BB.	“Third Party” means any individual, corporation, partnership, joint venture, association, unincorporated organization, or other business entity other than Respondents.

II.

IT IS FURTHER ORDERED that:

A.	Respondents shall not revoke or rescind any FRAND Commitment unless:

1.	all Standards for which such FRAND Commitment was made have been rejected or withdrawn; or

2.	Respondents no longer have any interest in FRAND Patents covered by such FRAND Commitment; or

3.	all FRAND Patents covered by such FRAND Commitment have expired or been determined to be unenforceable by a Final Ruling of a Court;

PROVIDED THAT nothing in this Order shall (i) restrict Respondents’ exercise of an otherwise lawful right to suspend or terminate a license or covenant pursuant to its terms; (ii) require Respondents to give a FRAND Commitment with respect to any Standard or proposed Standard; or (iii) restrict Respondents’ right to withdraw or modify a FRAND Commitment if such withdrawal or modification is expressly permitted by the SSO to which the FRAND Commitment was made.

B.	Respondents shall cease and desist from directly or indirectly making any future claims for Covered Injunctive Relief based on alleged Infringement of a FRAND Patent except as permitted under this Order.

C.	Respondents shall not obtain or enforce Covered Injunctive Relief based on a claim of alleged Infringement of a FRAND Patent that is pending on the date this Order is issued, unless and until Respondents have made Qualified Offers to the Potential Licensee against whom the Covered Injunctive Relief is sought. The foregoing means that it shall be a violation of this Order if Covered Injunctive Relief based on a claim of alleged Infringement of a FRAND Patent is enforced before Respondents make the Qualified Offers and the time periods specified in Paragraph IV.B. of this Order have lapsed.

D.	Respondents are prohibited from obtaining or enforcing Covered Injunctive Relief (i) during the pendency of a Request for a FRAND Determination that was filed before the date this Order was accepted for public comment, (ii) during the pendency of a Qualified Request for a FRAND Determination that complies with Paragraph IV.C. of this Order, or (iii) after a Potential Licensee accepts Respondents’ Offer to Arbitrate.

E.	Nothing in this Order shall prohibit Respondents from seeking Covered Injunctive Relief for alleged Infringement of a FRAND Patent against a Potential Licensee who:

1.	is outside the jurisdiction of the United States District Courts; a Potential Licensee shall be considered within the jurisdiction of the United States District Courts if the Potential Licensee itself or any parent or other entity with control over such Potential Licensee is within the jurisdiction of the United States District Courts;

2.	has stated in writing or in sworn testimony that it will not license the FRAND Patent on any terms; PROVIDED THAT for the purposes of this paragraph, challenging the validity, value, Infringement or Essentiality of an alleged infringing FRAND Patent does not constitute a statement that a Potential Licensee will not license such FRAND Patent;

3.	refuses to enter a License Agreement covering the FRAND Patent on terms that have been set in the Final Ruling of a Court or through Binding Arbitration; or

4.	fails to provide the written confirmation as requested in a FRAND Terms Letter delivered to a Qualified Recipient of the Potential Licensee within thirty (30) days of receiving the FRAND Terms Letter; PROVIDED, HOWEVER, that Respondents shall not assert in any Court that such written confirmation constitutes a specific agreement to license on any particular terms.

III.

IT IS FURTHER ORDERED that Respondents and the Potential Licensee may agree to enter into the procedure outlined in this Paragraph III, or any other mutually agreed to procedure that specifically references this Paragraph III, as the exclusive means for determining the terms of a License Agreement covering Respondents’ patents that are Essential to the Covered Standards, and if either party seeks Reciprocity, the Potential Licensee’s patents that are Essential to the Covered Standards to the extent not already licensed (hereinafter the “Relevant License Agreement”):

A.	Respondents and Potential Licensee agree to negotiate, for a period of at least six (6) months, to determine the terms of a Relevant License Agreement;

B.	At any time after six months, at the option of Respondents or within sixty (60) days of the request of Potential Licensee, Respondents shall send the Potential Licensee a proposed Relevant License Agreement, which if executed will form a binding license agreement;

C.	Within sixty (60) days after Respondents deliver the Relevant License Agreement to the Potential Licensee, the Potential Licensee shall either:

1.	execute the Relevant License Agreement, or

2.	designate all terms of the Relevant License Agreement that the Potential Licensee contends are inconsistent with Respondents’ FRAND Commitments (“Contested Terms”), accept all other terms (“Accepted Terms”), for each Contested Term propose an alternative that the Potential Licensee contends is consistent with the FRAND Commitments of Respondents and, if applicable, of the Potential Licensee (“Relevant FRAND Commitments”), and elect to have the Contested Terms resolved through a Request for a FRAND Determination or Binding Arbitration, the purpose of which shall be to determine whether the Contested Terms are consistent with the Relevant FRAND Commitments and, to set the appropriate requirements for terms found inconsistent with the Relevant FRAND Commitments;

D.	It is intended that the Request for a FRAND Determination or Binding Arbitration shall establish the Contested Terms, and that these terms, together with the Accepted Terms, shall constitute a binding Relevant License Agreement, which if executed will form a binding license agreement. Except to the extent inconsistent with the preceding sentence, nothing herein shall restrict the ability of any party from presenting evidence or making arguments in Binding Arbitration or in the Request for a FRAND Determination, including without limitation arguments by Respondents that the District Court hearing the Request for a FRAND Determination cannot or should not hear the action on jurisdictional or justiciability grounds or because an alternative forum would be more appropriate, or arguments regarding validity, Essentiality, Infringement or the value of the patents included in the Relevant License Agreement;

E.	If the Potential Licensee elects to resolve the Contested Terms through a Qualified Request for a FRAND Determination, and the United States District Court in which such Request was filed determines on its own motion or on Respondents’ motion that it cannot issue a ruling on the Contested Terms, then the Respondents and the Potential Licensee shall resolve the Contested Terms through Binding Arbitration, which may be filed by either Respondents or Potential Licensee within sixty (60) days after the dismissal of the Qualified Request for a FRAND Determination.

F.	It shall be a violation of this Order for Respondents to file a claim seeking, or otherwise obtain or enforce, Covered Injunctive Relief in a manner that violates the terms of any agreement entered into with a Potential Licensee pursuant to this Paragraph III.

IV.

IT IS FURTHER ORDERED that in Respondents’ activities in or affecting commerce as “commerce” is defined in the Federal Trade Commission Act, in connection with the licensing of Respondents’ FRAND Patents, Respondents shall not file a claim seeking, or otherwise obtain or enforce, Covered Injunctive Relief based on the alleged Infringement of a FRAND Patent against any Potential Licensee who has not entered into an agreement pursuant to Paragraph III above:

A.	If filing a claim for, or otherwise obtaining or enforcing, the Covered Injunctive Relief violates the terms of any written agreement with the Potential Licensee.

B.	Until after Respondents have taken the following actions:

1.	At least six (6) months prior to pursuing Covered Injunctive Relief, Respondents shall deliver to a Qualified Recipient of the Potential Licensee a copy of this Order and an Offer to License (to the extent not already licensed) the FRAND Patent and Respondents’ other FRAND Patents Essential to the same Standard or Standards (the “Covered Standards”). Respondents may condition the Offer to License on Reciprocity, but may not require the Potential Licensee to license any Patent Claim not Essential to a Standard practiced by the Potential Licensee, or to license any other patents or intellectual property (any offered terms and conditions that are for additional patents or intellectual property shall not be considered part of the Offer to License);

2.

At least sixty (60) days prior to pursuing Covered Injunctive Relief, Respondents shall deliver to a Qualified Recipient of the Potential Licensee an Offer to Arbitrate the terms of a License Agreement to the Respondents’ FRAND Patents Essential to the Covered Standards, and, if seeking Reciprocity, to the Potential Licensee’s FRAND Patents Essential to the Covered Standards. If the Potential Licensee accepts Respondents’ Offer to Arbitrate, Respondents shall file for Binding Arbitration on the following terms and conditions, or on such other terms and conditions as may be mutually agreed to by the parties:

a)	When the Potential Licensee accepts Respondents’ Offer to Arbitrate, the Potential Licensee shall state whether it demands Reciprocity;

b)	When Respondents file for arbitration they shall deliver to a Qualified Recipient of the Potential Licensee a proposed License Agreement for the Respondents’ FRAND Patents Essential to the Covered Standards, and, if either party is seeking Reciprocity, to the Potential Licensee’s FRAND Patents essential to the Covered Standards, in each case to the extent not already licensed;

c)	At or prior to the commencement of arbitration, the Respondents and the Potential Licensee shall file with the Arbitrator a binding and irrevocable undertaking that each shall enter a License Agreement on terms and conditions established by the arbitrator and pay all royalties established under the agreement as if the License Agreement had been effected as of the date arbitration was commenced;

d)	Within sixty (60) days of the commencement of arbitration, the Potential Licensee shall designate all terms of the License Agreement that it contends are inconsistent with Respondents’ FRAND Commitments, propose additional or alternative terms the Potential Licensee believes are necessary for the License Agreement to comply with the FRAND Commitments of Respondents, and if applicable the Potential Licensee’s FRAND Commitments, and agree to inclusion of all other terms in the final License Agreement;

e)	The arbitrator shall determine whether the terms contested by the Potential Licensee are consistent with the FRAND Commitments of Respondents, and if applicable, the Potential Licensee. The arbitrator shall revise any terms that it finds are not consistent with the relevant FRAND Commitments;

f)	The arbitrator shall set the terms of the final License Agreement; and

g)	Within thirty (30) days after the arbitrator sets the terms of a final License Agreement, the parties shall enter into and execute a License Agreement.

C.

If the Potential Licensee has filed a Qualified Request for a FRAND Determination covering Respondents’ FRAND Patents Essential to the Covered Standards no more than seven (7) months after Respondents delivered the Offer to License or three (3) months after Respondents delivered the Offer to Arbitrate, whichever is later, and such Action has not been dismissed upon a Final Ruling; PROVIDED THAT not less than thirty (30) days after the Potential Licensee files the Qualified Request for a FRAND Determination, Respondents may send a proposed License Agreement and a Confirmation Letter (attached as Exhibit A) to a Qualified Recipient of the Potential Licensee. If the Potential Licensee does not deliver written acceptance of the terms in the Confirmation Letter to the Qualified Recipient of Respondents within sixty (60) days of receipt of the Confirmation Letter, Respondents shall be relieved of their obligations not to file a claim for, or seek or enforce, Covered Injunctive Relief

D.	The Offer to License and an Offer to Arbitrate shall be irrevocable for the following periods:

1.	An Offer to License shall be irrevocable until the date of delivery of an Offer to Arbitrate.

2.	An Offer to Arbitrate shall be irrevocable until thirty (30) days after Respondents file an Action for Covered Injunctive Relief; PROVIDED HOWEVER, that with respect to Actions containing requests for Covered Injunctive Relief that are pending on the date this Order is issued, the Offer to Arbitrate shall be irrevocable until two (2) months after Respondents deliver an Offer to Arbitrate or, if there is a pending Request for a FRAND Determination covering the same FRAND Patent that is the basis of the request for Covered Injunctive Relief, until there is a Final Ruling on the Request for a FRAND Determination.

E.	Notwithstanding any other provision of this Order, nothing herein shall:

1.	prevent or restrict the Potential Licensee and Respondents from negotiating, arbitrating or entering into any License Agreement involving FRAND Patents on any terms or in any manner that is mutually agreed to by the Potential Licensee and Respondents;

2.	prevent or restrict Respondents from enforcing any License Agreement entered into prior to the effective date of this Order;

3.	as to a Potential Licensee, apply to Respondents’ FRAND Patents to the extent already licensed to such Potential Licensee;

4.	prevent or restrict Respondents from pursuing relief, claims or defenses other than Covered Injunctive Relief, including damages for infringement and potential enhancements for willful infringement;

5.	restrict any party from arguing in any Request for a FRAND Determination that the District Court cannot or should not hear this action on jurisdictional or justiciability grounds or that an alternative forum would be more appropriate; or

6.	restrict any party from making arguments in any Request for a FRAND Determination or in Binding Arbitration regarding the validity, Essentiality, Infringement or value of the patents at issue in such proceeding.

F.	Notwithstanding any other provision of the Order, Respondents shall be permitted to file a claim seeking, or otherwise obtain and enforce, Covered Injunctive Relief against a Potential Licensee, if the Potential Licensee is seeking or has sought on or after the date of this Order, Covered Injunctive Relief against a product (including software), device or service that is made, marketed, distributed or sold by Respondents based on Infringement of the Potential Licensee’s FRAND Patent unless prior to seeking the Covered Injunctive Relief, the Potential Licensee does one of the following:

1.	makes Qualified Offers to the party whose infringement forms the basis for the claim of Covered Injunctive Relief (“the alleged infringer”) and the alleged infringer has refused both offers; OR

2.	obtains a Final Ruling on a Request for a FRAND Determination to which the alleged infringer was a party that sets at least the royalty terms for a license to the Standard for which the allegedly infringed FRAND Patents are Essential.

G.	The fact that the final terms determined through Binding Arbitration or a Request for a FRAND Determination may differ from the terms Respondents proposed in an Offer to Arbitrate or an Offer to License shall not, by itself, constitute a violation of this Order.

V.

A.	Respondents shall, within sixty (60) days of receiving a written request by any Potential Licensee for a license to Respondents’ FRAND Patents Essential to one or more Standards, provide the Potential Licensee with an Offer to License such FRAND Patents. In making such offer, Respondents shall act in good faith and in conformity with their FRAND Commitments.

B.	Respondents shall not sell or assign any FRAND Patent to any Third Party unless such Third Party agrees: (i) to become a successor to Respondents’ FRAND Commitments to the extent the FRAND Patent is subject to such FRAND Commitments, (ii) not to seek Covered Injunctive Relief on the basis of Infringement of the FRAND Patent except to the extent Respondents would be permitted to seek such Covered Injunctive Relief by the terms of this Order, and (iii) to condition further assignment of the FRAND Patent on the assignee agreeing to the terms of this subparagraph V.B.

VI.

IT IS FURTHER ORDERED that:

A.	Within thirty (30) days after this Order has been issued, Respondents shall submit to the Commission a verified written report setting forth in detail the manner and form in which it intends to comply, is complying, and has complied with this Order. Respondents shall include in its report, a full description of the efforts being made to comply with the relevant Paragraphs of this Order, including the status of each Action that contained a request for Covered Injunctive Relief as of the date Respondents signed the Agreement Containing Consent Order, a description of all pending requests for Covered Injunctive Relief and how such claims comply with the requirements of this Order, and a description of each sale or assignment of a FRAND Patent and an assurance that such sale or assignment complies with Paragraph V.B. of this Order.

B.	Beginning twelve (12) months after the date this Order has been issued, and annually thereafter on the anniversary of the date this Order becomes final, for the next nine (9) years, Respondents shall submit to the Commission a verified written report setting forth in detail the manner and form in which it intends to comply, is complying, and has complied with this Order. Respondents shall include in its report, among other things that are required from time to time, a description of all pending claims for Covered Injunctive Relief based on Infringement of a FRAND Patent and a statement of how such claims comply with the requirements of this Order, and a description of each sale or assignment of a FRAND Patents and an assurance that such sale or assignment complies with Paragraph V.B. of this Order.

VII.

IT IS FURTHER ORDERED that Respondents shall notify the Commission at least thirty (30) days prior to any proposed:

A.	Dissolution of either Respondent;

B.	Acquisition, merger or consolidation of Respondents; or

C.	any other change in the Respondents including, but not limited to the assignment and the creation or dissolution of other subsidiaries, if such change might affect compliance obligations arising out of this Order.

VIII.

IT IS FURTHER ORDERED that, for purposes of determining or securing compliance with this Order, and subject to any legally recognized privilege, and upon written request and upon five (5) days notice to Respondents, Respondents shall, without restraint or interference, permit any duly authorized representative(s) of the Commission:

A.	Access, during business office hours of Respondents and in the presence of counsel, to all facilities and access to inspect and copy all books, ledgers, accounts, correspondence, memoranda and all other records and documents in the possession or under the control of Respondents relating to compliance with this Order, which copying services shall be provided by Respondents at its expense; and

B.	To interview officers, directors, or employees of Respondents, who may have counsel present, regarding such matters.

IX.

IT IS FURTHER ORDERED that this Order shall terminate ten years after its Issuance.

By the Commission.

Donald S. Clark

Secretary

SEAL

ISSUED:

In re Motorola Mobility LLC and Google Inc.

Exhibit A

Confirmation Letter

Exhibit A

[DATE]

[COUNSEL REPRESENTING POTENTIAL LICENSEE IN QUALIFIED REQUEST FOR A FRAND DETERMINATION]

[POTENTIAL LICENSEE]

Dear [COUNSEL],

I am sending this letter on behalf of Google Inc. and its wholly-owned subsidiary Motorola Mobility LLC. This letter is required by the Federal Trade Commission’s Decision and Order in In the Matter of Motorola Mobility LLC and Google Inc., Docket No. C-xxxx (“the Order”), to which Google Inc. and Motorola Mobility agreed as a settlement with the FTC. Your court action [ACTION] is a Qualified Request for a FRAND Determination under the terms of the Order. As required by the Order, attached is copy of the Order. All capitalized terms in this letter refer to terms defined in the Order. Please read the Order carefully. If anything in this letter conflicts with the terms in the Order, the terms in the Order apply.

I am also sending a proposed License Agreement that Google is ready and willing to execute. The proposed License Agreement grants a global license to all Google’s FRAND Patents that are Essential to the Standard(s) included in [ACTION], specifically [IDENTIFY STANDARDS] to the extent not already licensed. [If Google is seeking reciprocity, add “Google is seeking Reciprocity as permitted in Google’s relevant FRAND Commitments. Therefore, the proposed License Agreement also includes a license to all [POTENTIAL LICENSEE’S] FRAND Patents that are Essential to the same Standard(s).”]

Under the Order, Google generally cannot seek an injunction or exclusion order against [POTENTIAL LICENSEE] while the above action is ongoing. However, Google can demand that, as a condition of not seeking an injunction or exclusion order, Google and the Potential Licensee make the following binding commitments that cannot be revoked:

1.	Google and the Potential Licensee will abide by all licensing and royalty terms set by a Final Ruling in [ACTION];

2.	Google and the Potential License will pay royalties set by a Final Ruling in [ACTION] as though the license for which the royalties are set was in place from the date the action was filed; and

3.	Within sixty (60) days of receiving or sending this letter, as applicable, Google and the Potential Licensee will identify in writing to the other party all terms in the attached proposed License Agreement that the sending party is willing to include in a final License Agreement that also includes the terms and royalties set by a Final Ruling in [ACTION].

Nothing in this letter restricts the ability of any party to present any evidence or make any legal arguments in [ACTION], or any other forum, including without limitation, arguments regarding validity, Essentiality, infringement or the value of any patents included in the proposed License Agreement or at issue in [ACTION], or any arguments that the court cannot or should not hear [ACTION] on jurisdictional or justiciability grounds or because an alternative forum would be more appropriate.

Please Note: IF YOU DO NOT SIGN THIS LETTER AND DELIVER IT TO [NAME, ADDRESS AND PHONE NUMBER OF GOOGLE’S DESIGNATED RECIPIENT] WITHIN 60 DAYS FROM RECEIPT, I.E. BY                    , GOOGLE MAY BE ABLE TO SEEK AN INJUNCTION OR EXCLUSION ORDER AGAINST YOU WITHOUT VIOLATING THE ORDER.

Sincerely,

[QUALIFIED REPRESENTATIVE]

GOOGLE INC.

COUNTER-SIGNATURE

[NAME]

[CHIEF EXECUTIVE OFFICER, GENERAL COUNSEL OR OUTSIDE COUNSEL]

[POTENTIAL LICENSEE]

WHEN SIGNED BY BOTH GOOGLE AND [POTENTIAL LICENSEE] THIS LETTER

SHALL CONSTITUTE A BINDING AND IRREVOCABLE COMMITMENT BY BOTH

PARTIES TO ABIDE BY THE TERMS OF THIS LETTER

In re Motorola Mobility LLC and Google Inc.

Exhibit B FRAND

Term Letter

Exhibit B

[DATE]

[QUALIFIED RECIPIENT OF POTENTIAL LICENSEE]

[POTENTIAL LICENSEE]

Dear [COUNSEL],

I am sending this letter on behalf of Google Inc. and its wholly-owned subsidiary Motorola Mobility LLC (“Google”). The Federal Trade Commission and Google reached a settlement that resulted in the Federal Trade Commission issuing an Order in In the Matter of Motorola Mobility LLC and Google Inc., Docket No. C-xxxx (“the Order”). Attached is copy of the Order. All capitalized terms in this letter refer to terms defined in the Order. Please read the Order carefully. If anything in this letter conflicts with the terms in the Order, the terms in the Order apply.

Under the Order, Google generally cannot seek an injunction or exclusion order against you for using Google’s patented technology to comply with a Standard published by a standard-setting organization such as ETSI, IEEE or ITU if Google has made a FRAND Commitment covering that technology and you are willing and able to pay Google fair and reasonable royalties. However, Google can demand that, as a condition of not seeking an injunction or exclusion order, Google and you agree to the following binding commitments that cannot be revoked:

Google and the [POTENTIAL LICENSEE] agree to license each other’s patents that are Essential to complying with [STANDARD OR STANDARDS] that each uses on terms that are fair and reasonable and that comply with each party’s FRAND Commitments.

Nothing in this letter restricts the ability of you or Google to present any evidence or make any legal arguments in any forum, including without limitation, arguments regarding validity, Essentiality, infringement or the value of any patents, or any arguments that any forum court cannot or should not hear a particular matter on jurisdictional or justiciability grounds or because an alternative forum would be more appropriate.

Please Note: IF YOU DO NOT SIGN THIS LETTER AND DELIVER IT TO [NAME, ADDRESS AND PHONE NUMBER OF GOOGLE’S DESIGNATED RECIPIENT] WITHIN 30 DAYS FROM RECEIPT, I.E. BY                     , GOOGLE MAY BE ABLE TO SEEK

AN INJUNCTION OR EXCLUSION ORDER AGAINST YOU WITHOUT VIOLATING THE FTC’s ORDER.

Sincerely,

[QUALIFIED REPRESENTATIVE]

GOOGLE INC.

COUNTER-SIGNATURE

[NAME]

[CHIEF EXECUTIVE OFFICER, GENERAL COUNSEL OR OUTSIDE COUNSEL]

[POTENTIAL LICENSEE]

WHEN SIGNED BY BOTH GOOGLE AND [POTENTIAL LICENSEE] THIS LETTER

SHALL CONSTITUTE A BINDING AND IRREVOCABLE COMMITMENT BY BOTH

PARTIES TO ABIDE BY THE TERMS OF THIS LETTER

In re Motorola Mobility LLC and Google Inc.

Exhibit C

Section 15 (Definitions)

ETSI Rules of Procedure, 30 November 2011

ETSI Rules of Procedure, 30 November 2011

Annex 6:     ETSI Intellectual Property Rights Policy

1	Introduction

The General Assembly of ETSI has established the following Intellectual Property Rights POLICY.

2	Definitions

Terms in the POLICY which are written in capital letters shall have the meaning set forth in Clause 15 entitled DEFINITIONS.

3	Policy Objectives

3.1	It is ETSI’s objective to create STANDARDS and TECHNICAL SPECIFICATIONS that are based on solutions which best meet the technical objectives of the European telecommunications sector, as defined by the General Assembly. In order to further this objective the ETSI IPR POLICY seeks to reduce the risk to ETSI, MEMBERS, and others applying ETSI STANDARDS and TECHNICAL SPECIFICATIONS, that investment in the preparation, adoption and application of STANDARDS could be wasted as a result of an ESSENTIAL IPR for a STANDARD or TECHNICAL SPECIFICATION being unavailable. In achieving this objective, the ETSI IPR POLICY seeks a balance between the needs of standardization for public use in the field of telecommunications and the rights of the owners of IPRs.

3.2	IPR holders whether members of ETSI and their AFFILIATES or third parties, should be adequately and fairly rewarded for the use of their IPRs in the implementation of STANDARDS and TECHNICAL SPECIFICATIONS.

3.3	ETSI shall take reasonable measures to ensure, as far as possible, that its activities which relate to the preparation, adoption and application of STANDARDS and TECHNICAL SPECIFICATIONS, enable STANDARDS and TECHNICAL SPECIFICATIONS to be available to potential users in accordance with the general principles of standardization.

4	Disclosure of IPRs

4.1	Subject to Clause 4.2 below, each MEMBER shall use its reasonable endeavours, in particular during the development of a STANDARD or TECHNICAL SPECIFICATION where it participates, to inform ETSI of ESSENTIAL IPRs in a timely fashion. In particular, a MEMBER submitting a technical proposal for a STANDARD or TECHNICAL SPECIFICATION shall, on a bona fide basis, draw the attention of ETSI to any of that MEMBER’s IPR which might be ESSENTIAL if that proposal is adopted.

4.2	The obligations pursuant to Clause 4.1 above do however not imply any obligation on MEMBERS to conduct IPR searches.

4.3	The obligations pursuant to Clause 4.1 above are deemed to be fulfilled in respect of all existing and future members of a PATENT FAMILY if ETSI has been informed of a member of this PATENT FAMILY in a timely fashion. Information on other members of this PATENT FAMILY, if any, may be voluntarily provided.

5	Procedures for Committees

ETSI shall establish guidelines for the chairmen of COMMITTEES with respect to ESSENTIAL IPRs.

6	Availability of Licences

6.1	When an ESSENTIAL IPR relating to a particular STANDARD or TECHNICAL SPECIFICATION is brought to the attention of ETSI, the Director-General of ETSI shall immediately request the

ETSI Rules of Procedure, 30 November 2011

owner to give within three months an irrevocable undertaking in writing that it is prepared to grant irrevocable licences on fair, reasonable and non-discriminatory terms and conditions under such IPR to at least the following extent:

•	MANUFACTURE, including the right to make or have made customized components and sub-systems to the licensee’s own design for use in MANUFACTURE;

•	sell, lease, or otherwise dispose of EQUIPMENT so MANUFACTURED;

•	repair, use, or operate EQUIPMENT; and

•	use METHODS.

The above undertaking may be made subject to the condition that those who seek licences agree to reciprocate.

In the event a MEMBER assigns or transfers ownership of an ESSENTIAL IPR that it disclosed to ETSI, the MEMBER shall exercise reasonable efforts to notify the assignee or transferee of any undertaking it has made to ETSI pursuant to Clause 6 with regard to that ESSENTIAL IPR.

6.2	An undertaking pursuant to Clause 6.1 with regard to a specified member of a PATENT FAMILY shall apply to all existing and future ESSENTIAL IPRs of that PATENT FAMILY unless there is an explicit written exclusion of specified IPRs at the time the undertaking is made. The extent of any such exclusion shall be limited to those explicitly specified IPRs.

6.3	As long as the requested undertaking of the IPR owner is not granted, the COMMITTEE Chairmen should, if appropriate, in consultation with the ETSI Secretariat use their judgment as to whether or not the COMMITTEE should suspend work on the relevant parts of the STANDARD or TECHNICAL SPECIFICATION until the matter has been resolved and/or submit for approval any relevant STANDARD or TECHNICAL SPECIFICATION.

6.4	At the request of the European Commission and/or EFTA, initially for a specific STANDARD or TECHNICAL SPECIFICATION or a class of STANDARDS/TECHNICAL SPECIFICATIONS, ETSI shall arrange to have carried out in a competent and timely manner an investigation including an IPR search, with the objective of ascertaining whether IPRs exist or are likely to exist which may be or may become ESSENTIAL to a proposed STANDARD or TECHNICAL SPECIFICATIONS and the possible terms and conditions of licences for such IPRs. This shall be subject to the European Commission and/or EFTA meeting all reasonable expenses of such an investigation, in accordance with detailed arrangements to be worked out with the European Commission and/or EFTA prior to the investigation being undertaken.

6bis	Use of the IPR Licensing Declaration Forms

MEMBERS shall use one of the ETSI IPR Licensing Declaration forms at the Appendix to this ETSI IPR Policy to make their IPR licensing declarations.

7	Information on IPR by ETSI

7.1	Any published STANDARD or TECHNICAL SPECIFICATION shall include information pertaining to ESSENTIAL IPRs which are brought to the attention of ETSI prior to such publication.

7.2	ETSI shall establish appropriate procedures to allow access to information at any time with respect to ESSENTIAL IPRs which have been brought to the attention of ETSI.

8	Non-availability of Licences

8.1	Non-availability of licences prior to the publication of a STANDARD or a TECHNICAL SPECIFICATION

ETSI Rules of Procedure, 30 November 2011

8.1.1	Existence of a viable alternative technology

Where prior to the publication of a STANDARD or a TECHNICAL SPECIFICATION an IPR owner informs ETSI that it is not prepared to license an IPR in respect of a STANDARD or TECHNICAL SPECIFICATION in accordance with Clause 6.1 above, the General Assembly shall review the requirement for that STANDARD or TECHNICAL SPECIFICATION and satisfy itself that a viable alternative technology is available for the STANDARD or TECHNICAL SPECIFICATION which:

•	is not blocked by that IPR; and

•	satisfies ETSI’s requirements.

8.1.2	Non-existence of a viable alternative technology

Where, in the opinion of the General Assembly, no such viable alternative technology exists, work on the STANDARD or TECHNICAL SPECIFICATION shall cease, and the Director-General of ETSI shall observe the following procedure:

a)	If the IPR owner is a MEMBER,

i)	the Director-General of ETSI shall request that MEMBER to reconsider its position.

ii)	If that MEMBER however decides not to withdraw its refusal to license the IPR, it shall then inform the Director-General of ETSI of its decision and provide a written explanation of its reasons for refusing to license that IPR, within three months of its receipt of the Director-General’s request.

iii)	The Director-General of ETSI shall then send the MEMBER’s explanation together with relevant extracts from the minutes of the General Assembly to the ETSI Counsellors for their consideration.

b)	If the IPR owner is a third party,

i)	the Director-General of ETSI shall, wherever appropriate, request full supporting details from any MEMBER who has complained that licences are not available in accordance with Clause 6.1 above and/or request appropriate MEMBERS to use their good offices to find a solution to the problem.

ii)	Where this does not lead to a solution the Director-General of ETSI shall write to the IPR owner concerned for an explanation and request ultimately that licences be granted according to Clause 6.1 above.

iii)	Where the IPR owner refuses the Director-General’s request and decides not to withdraw its refusal to license the IPR or does not answer the letter within three months after the receipt of the Director-General’s request, the Director-General shall then send the IPR owner’s explanation, if any, together with relevant extracts from the minutes of the General Assembly to the ETSI Counsellors for their consideration.

8.1.3	Prior to any decision by the General Assembly, the COMMITTEE should in consultation with the ETSI Secretariat use their judgment as to whether or not the COMMITTEE should pursue development of the concerned parts of the STANDARD or a TECHNICAL SPECIFICATION based on the non-available technology and should look for alternative solutions.

ETSI Rules of Procedure, 30 November 2011

8.2	Non-availability of licences after the publication of a STANDARD or a TECHNICAL SPECIFICATION

Where, in respect of a published STANDARD or TECHNICAL SPECIFICATION, ETSI becomes aware that licences are not available from an IPR owner in accordance with Clause 6.1 above, that STANDARD or TECHNICAL SPECIFICATION shall be referred to the Director-General of ETSI for further consideration in accordance with the following procedure:

i)	The Director-General shall request full supporting details from any MEMBER or third party who has complained that licences are not available in accordance with Clause 6.1 above.

ii)	The Director-General shall write to the IPR owner concerned for an explanation and request that licences be granted according to Clause 6.1 above. Where the concerned IPR owner is a MEMBER, it shall inform the Director-General of ETSI of its decision and provide a written explanation of its reasons in case of continuing refusal to license that IPR.

iii)	Where the IPR owner refuses the Director-General’s request or does not answer the letter within three months, the Director-General shall inform the General Assembly and, if available, provide the General Assembly with the IPR owner’s explanation for consideration. A vote shall be taken in the General Assembly on an individual weighted basis to immediately refer the STANDARD or TECHNICAL SPECIFICATION to the relevant COMMITTEE to modify it so that the IPR is no longer ESSENTIAL.

iv)	Where the vote in the General Assembly does not succeed, then the General Assembly shall, where appropriate, consult the ETSI Counsellors with a view to finding a solution to the problem. In parallel, the General Assembly may request appropriate MEMBERS to use their good offices to find a solution to the problem.

v)	Where (iv) does not lead to a solution, then the General Assembly shall request the European Commission to see what further action may be appropriate, including non- recognition of the STANDARD or TECHNICAL SPECIFICATION in question.

In carrying out the foregoing procedure due account shall be taken of the interest of the enterprises that have invested in the implementation of the STANDARD or TECHNICAL SPECIFICATION in question.

9	ETSI ownership of IPRs

9.1	The ownership of the copyright in STANDARDS and TECHNICAL SPECIFICATIONS documentation and reports created by ETSI or any of its COMMITTEES shall vest in ETSI but due acknowledgement shall be given to copyrights owned by third parties that are identifiable in ETSI copyrighted works.

9.2	In general, in the absence of any exceptional circumstances, where SOFTWARE is included in any element of a STANDARD or TECHNICAL SPECIFICATION there shall be no requirement to use that SOFTWARE for any purpose in order for an implementation to conform to the STANDARD or TECHNICAL SPECIFICATION.

9.2.1	Without prejudice to Clause 9.1, any MEMBER contributing SOFTWARE for inclusion in a STANDARD or TECHNICAL SPECIFICATION hereby grants, without monetary compensation or any restriction other than as set out in this Clause 9.2.1, an irrevocable, non-exclusive, worldwide, royalty-free, sub-licensable copyright licence to prepare derivative works of (including translations, adaptations, alterations) the contributed SOFTWARE and reproduce, display, distribute and execute the contributed SOFTWARE and derivative works for the following limited purposes:

ETSI Rules of Procedure, 30 November 2011

a)	to ETSI and MEMBERS to evaluate the SOFTWARE and any derivative works thereof for determining whether to support the inclusion of the SOFTWARE in that STANDARD or TECHNICAL SPECIFICATION;

b)	to ETSI to publish the SOFTWARE in that STANDARD or TECHNICAL SPECIFICATION; and

c)	to any implementer of that STANDARD or TECHNICAL SPECIFICATION to evaluate the SOFTWARE and any derivative works thereof for inclusion in its implementation of that STANDARD or TECHNICAL SPECIFICATION, and to determine whether its implementation conforms with that STANDARD or TECHNICAL SPECIFICATION.

9.2.2	(i) The copyright licence granted in Clause 9.2.1 shall also extend to any implementer of that STANDARD or TECHNICAL SPECIFICATION for the purpose of using the SOFTWARE in any compliant implementation unless (ii) the contributing MEMBER gives an irrevocable undertaking in writing at the time of contribution that it is prepared to grant an irrevocable copyright licence on fair, reasonable and non-discriminatory terms and conditions for the purpose of using the SOFTWARE in any compliant implementation.

9.2.3	Any MEMBER contributing SOFTWARE for inclusion in a STANDARD or TECHNICAL SPECIFICATION represents and warrants that to the best of its knowledge, it has the necessary copyright rights to license that contribution under Clause 9.2.1 and 9.2.2 to ETSI, MEMBERS and implementers of the STANDARD or TECHNICAL SPECIFICATION.

Other than as expressly provided in this Clause 9.2.3: (1) SOFTWARE contributed for inclusion in a STANDARD or TECHNICAL SPECIFICATION is provided “AS IS” with no warranties, express or implied, including but not limited to, the warranties of merchantability, fitness for a particular purpose and non infringement of intellectual property rights and (2) neither the MEMBER contributing SOFTWARE nor ETSI shall be held liable in any event for any damages whatsoever (including, without limitation, damages for loss of profits, business interruption, loss of information, or any other pecuniary loss) arising out of or related to the use of or inability to use the SOFTWARE.

9.2.4	With respect to the copyright licenses set out in Clause 9.2.1 and 9.2.2 , no patent licence is granted by implication, estoppel or otherwise.

9.3	In respect of IPRs other than copyright in STANDARDS and TECHNICAL SPECIFICATIONS documentation and reports, ETSI shall only seek ownership of IPRs generated either by its employees or by secondees to ETSI from organizations who are not MEMBERS.

9.4	ETSI shall, on request by a non-member, grant licences to that non-member on fair and reasonable terms and conditions in respect of any IPRs, other than those referred to in Clause 9.1 above, owned by ETSI. MEMBERS shall be allowed to use IPRs owned by ETSI free of charge.

10	Confidentiality

The proceedings of a COMMITTEE shall be regarded as non-confidential except as expressly provided below and all information submitted to a COMMITTEE shall be treated as if non-confidential and shall be available for public inspection unless:

•	the information is in written or other tangible form; and

•	the information is identified in writing, when submitted, as confidential; and

•	the information is first submitted to, and accepted by, the chairman of the COMMITTEE as confidential.

ETSI Rules of Procedure, 30 November 2011

CONFIDENTIAL INFORMATION incorporated in a STANDARD or TECHNICAL SPECIFICATION shall be regarded as non-confidential by ETSI and its MEMBERS, from the date on which the STANDARD or TECHNICAL SPECIFICATION is published.

11	Reproduction of Standards Documentation

MEMBERS may make copies of STANDARDS and TECHNICAL SPECIFICATIONS documentation produced by ETSI for their own use free of charge but may not distribute such copies to others.

12	Law and Regulation

The POLICY shall be governed by the laws of France. However, no MEMBER shall be obliged by the POLICY to commit a breach of the laws or regulations of its country or to act against supranational laws or regulations applicable to its country insofar as derogation by agreement between parties is not permitted by such laws.

Any right granted to, and any obligation imposed on, a MEMBER which derives from French law and which are not already contained in the national or supranational law applicable to that MEMBER is to be understood as being of solely a contractual nature.

13	Policy Decisions

Without prejudice to ETSI’s Statutes and Rules of Procedure, no decisions shall be taken by ETSI in relation to implementation of the POLICY unless supported by a 71 % majority of the weighted individual votes cast by MEMBERS.

14	Violation of Policy

Any violation of the POLICY by a MEMBER shall be deemed to be a breach, by that MEMBER, of its obligations to ETSI. The ETSI General Assembly shall have the authority to decide the action to be taken, if any, against the MEMBER in breach, in accordance with the ETSI Statutes.

15	Definitions

1	“AFFILIATE” of a first legal entity means any other legal entity:

•	directly or indirectly owning or controlling the first legal entity, or

•	under the same direct or indirect ownership or control as the first legal entity, or

•	directly or indirectly owned or controlled by the first legal entity, for so long as such ownership or control lasts.

Ownership or control shall exist through the direct or indirect:

•

ownership of more than 50 % of the nominal value of the issued equity share capital or of more than 50 % of the shares entitling the holders to vote for the election of directors or persons performing similar functions, or

•

right by any other means to elect or appoint directors, or persons who collectively can exercise such control. A state, a division of a state or other public entity operating under public law, or any legal entity, linked to the first legal entity solely through a state or any division of a state or other public entity operating under public law, shall be deemed to fall outside the definition of an AFFILIATE.

2	“COMMITTEE” shall mean any Technical Body of ETSI and shall include ETSI Projects, Technical Committees, ETSI Partnership Projects, and their Working Groups.

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3	“CONFIDENTIAL INFORMATION” shall mean all information deemed to be confidential pursuant to Clause 10 of the POLICY disclosed directly or indirectly to the MEMBER.

4	“EQUIPMENT” shall mean any system, or device fully conforming to a STANDARD.

5	“METHODS” shall mean any method or operation fully conforming to a STANDARD.

6	“ESSENTIAL” as applied to IPR means that it is not possible on technical (but not commercial) grounds, taking into account normal technical practice and the state of the art generally available at the time of standardization, to make, sell, lease, otherwise dispose of, repair, use or operate EQUIPMENT or METHODS which comply with a STANDARD without infringing that IPR. For the avoidance of doubt in exceptional cases where a STANDARD can only be implemented by technical solutions, all of which are infringements of IPRs, all such IPRs shall be considered ESSENTIAL.

7	“IPR” shall mean any intellectual property right conferred by statute law including applications therefor other than trademarks. For the avoidance of doubt rights relating to get-up, confidential information, trade secrets or the like are excluded from the definition of IPR.

8	“MANUFACTURE”, shall mean production of EQUIPMENT.

9	“MEMBER” shall mean a member or associate member of ETSI. References to a MEMBER shall wherever the context permits be interpreted as references to that MEMBER and its AFFILIATES.

10	“POLICY” shall mean ETSI’s Intellectual Property Rights Policy.

11	“STANDARD” shall mean any standard adopted by ETSI including options therein or amended versions and shall include European Standards (ENs), ETSI Standards (ESs), Common Technical Regulations (CTRs) which are taken from ENs and including drafts of any of the foregoing, and documents made under the previous nomenclature, including ETSs, I-ETSs, parts of NETs and TBRs, the technical specifications of which are available to all MEMBERS, but not including any standards, or parts thereof, not made by ETSI.

The date on which a STANDARD is considered to be adopted by ETSI for the purposes of this POLICY shall be the date on which the technical content of that STANDARD was available to all MEMBERS.

12	“TECHNICAL SPECIFICATION” shall mean any Technical Specification (TS) adopted by ETSI including options therein or amended version including drafts, the Technical Specifications of which are available to all MEMBERS, but not including any technical specifications, or parts thereof, not made by ETSI.

The date on which a TECHNICAL SPECIFICATION is considered to be adopted by ETSI for the purposes of this POLICY shall be the date on which the technical content of that TECHNICAL SPECIFICATION was available to all MEMBERS.

13	“PATENT FAMILY” shall mean all the documents having at least one priority in common, including the priority document(s) themselves. For the avoidance of doubt, “documents” refers to patents, utility models, and applications therefor.

14	For the purpose of this IPR Policy, “SOFTWARE” shall mean:

•

a set of instructions written in any programming language that either directly, or when further compiled, performs a function when executed by hardware that processes data according to instructions, such as an audio or video CODEC; but also

•	data and stream structure definitions, such as ASN.1, TTCN, or XML data representations; and

ETSI Rules of Procedure, 30 November 2011

•	schema examples, such as SDL diagrams and data flow charts;

which can be transformed, either directly, or when further compiled, into usable/implementable code.